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                                                                   EXHIBIT 2.3

                   FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER



     FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER dated as of January 30, 1998 (this "Amendment"), by and among STAR Telecommunications, Inc., a Delaware corporation (the "Acquiror"), IIWII Corp., a Delaware corporation and wholly-owned subsidiary of the Acquiror ("Newco"), and United Digital Network, Inc., a Delaware corporation (the "Company").


                                   R E C I T A L S:

     A. The parties to this Amendment entered into that certain Agreement and Plan of Merger dated as of November 19, 1997 (the "Merger Agreement"), which set forth the terms and conditions pursuant to which the Merger would be consummated.

     B. The parties to this Amendment hereby wish to amend the Merger Agreement on the terms set forth below.

     C. Capitalized terms not otherwise defined herein shall have the meanings therefor in the Merger Agreement.


                                  A G R E E M E N T

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereby agree as follows:


                                      ARTICLE I
                                      THE MERGER

     1. CONVERSION. Section 2.1(a) of the Agreement shall be deleted in its entirety and replaced with the following:

          (a) Each of the issued and outstanding shares of the Common Stock, $.01 par value, of the Company ("Common Stock"), other than (i) Dissenting Stock, as defined below, or (ii) shares of Common Stock held in the treasury of the Company, shall be automatically converted into the right to receive consideration per share (the "Merger Consideration") consisting of that portion of a share (the "Exchange Ratio") of the Acquiror's common stock, $0.001 per share ("Acquiror Common Stock"), determined by dividing US$2.05 by the average closing price of



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Acquiror's Common Stock on the Nasdaq National Market for the five (5) trading days prior to the Effective Time (the "Average Price").

     2. SECOND LOAN TO COMPANY. Promptly following the execution of this Amendment, the Acquiror shall loan to the Company $2 million pursuant to the terms and conditions set forth in that certain promissory note attached hereto as Exhibit B-1. Following the receipt of such funds, the Company shall immediately apply at least $700,000 to balances due by the Company to the Acquiror.

     3. WAIVER OF SECTION 8.1(f). STAR hereby waives Section 8.1(f) of the Merger Agreement. In that regard, the Acquiror acknowledges that, subject to Sections 6.2(k) and 7.3(b) of the Merger Agreement, it has completed its due diligence investigation of the Company.

     4. NO FURTHER AMENDMENT. Except as otherwise set forth in this Amendment, the Merger Agreement shall remain in full force and effect without further amendment, modification or alteration.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


ACQUIROR:                     STAR Telecommunications, Inc.


                              By:  /s/ Kelly Enos
                                   -------------------------------------
                                   Kelly Enos
                                   Chief Financial Officer



NEWCO:                        IIWII Corp.


                              By:  /s/ Kelly Enos
                                   -------------------------------------
                                   Kelly Enos
                                   Chief Financial Officer


COMPANY:                      United Digital Network, Inc.


                              By:  /s/ John R. Snedegar
                                   -------------------------------------
                                   John R. Snedegar
                                   Chief Executive Officer


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